Ex. 99.28(d)(37)(iv)

Amendment
to Amended and Restated
Investment Sub-Sub-Advisory Agreement Between
Invesco Advisers, Inc.
and Invesco Asset Management Limited
(as agreed to by JNL Series Trust)

This Amendment is made by and among Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (“IA Inc.”), and Invesco Asset Management Limited, a company incorporated in England and Wales, authorized by the Financial Conduct Authority and a registered investment adviser (“IAML”), each a “party”, collectively “parties”.

Whereas, IA Inc. and IAML entered into an Amended and Restated Investment Sub-Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013 (the “Agreement”), whereby IA Inc. appointed IAML to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”).

Whereas, the Board of Trustees of the Trust has approved, and the parties have agreed to amend Section 8. “Termination” of the Agreement, effective September 6, 2019.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1)	Sub-section (a) of Section 8. “Termination” shall be deleted and replaced, in its entirety, with the following:

(a)
at any time, without the payment of any penalty, by the vote of the Fund's Board of Trustees, including a majority of the disinterested Trustees, or by vote of a majority of the Fund's outstanding voting securities;

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, each party has caused this Amendment to be executed, effective September 6, 2019.

Invesco Advisers, Inc.

By:	/s/ Melissa Rogers
Name:	Melissa Rogers
Title:	CAO Retirement & Third Party

Invesco Asset Management Limited

By:	/s/ Colin Fitzgerald
Name:	Colin Fitzgerald
Title:	Director

Accepted and Agreed: JNL Series Trust

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President, and Chief Executive Officer